Filed Pursuant to Rule 433
Dated January 4, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Issuer:	General Electric Capital Corporation

Trade Date:	January 4, 2012

Settlement Date (Original Issue Date):	January 9, 2012

Maturity Date:	October 17, 2021

Principal Amount:	US $1,000,000,000

Price to Public (Issue Price):	102.130%

Agents Commission:	0.425%

All-in Price:	101.705%

Accrued Interest:	$10,591,666.67

Net Proceeds to Issuer:	US $1,027,641,666.67

Treasury Benchmark:	2.00% due November 15, 2021

Treasury Yield:	1.979%

Spread to Treasury Benchmark:	Plus 2.40%

Reoffer Yield:	4.379%

Interest Rate Per Annum:	4.650%

Interest Payment Dates:	Semi-annually on the 17th day of each April and October, commencing April 17, 2012 and ending on the Maturity Date

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Filed Pursuant to Rule 433
Dated January 4, 2012
Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	36962G5J9

ISIN:	US36962G5J92

Common Code:	063346462

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 102.130% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution	Commitment

Lead Managers:

Barclays Capital Inc.	$158,334,000

Citigroup Global Markets Inc.	$158,334,000

Goldman, Sachs & Co.	$158,333,000

J.P. Morgan Securities LLC	$158,333,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$158,333,000

Morgan Stanley & Co. LLC	$158,333,000

Co-Managers:

Blaylock Robert Van, LLC	$10,000,000

CastleOak Securities, L.P.	$10,000,000

Lebenthal & Co., LLC	$10,000,000

Samuel A. Ramirez & Company, Inc.	$10,000,000

The Williams Capital Group, L.P.	$10,000,000

Total	$1,000,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 433
Dated January 4, 2012
Registration Statement No. 333-178262

Additional Information

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issue of US$1,750,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021 as described in the Issuer’s pricing supplement number 5177 dated October 12, 2011.

General

At the quarter ended September 30, 2011, we had outstanding indebtedness totaling $381.065 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year, and excluding bank deposits and non-recourse borrowings of consolidated securitization entities. The total amount of outstanding indebtedness at September 30, 2011, excluding subordinated notes and debentures payable after one year, was equal to $369.066 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

Year Ended December 31,					Nine Months Ended

2006	2007	2008	2009	2010	September 30, 2011

1.66	1.59	1.24	0.85	1.13	1.51

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. at 1-877-858-5407, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.